Exhibit 99.1

CONTACTS:
Don Markley
Investor Relations
Business Objects
+1 408 953 6054
don.markley@businessobjects.com

Anne Guimard
European Investor Relations
Business Objects
+33 1 41 25 39 19
anne.guimard@businessobjects.com

Jim Tolonen
Chief Financial Officer
Business Objects
+1 408 953 6311
jim.tolonen@businessobjects.com

Tracy Beaufort
Eastwick Communications
+1 650 208 7307
tracy@eastwick.com

FOR IMMEDIATE RELEASE

Business Objects Provides Regulatory Update

San Jose, California and Paris, France – August 4, 2004 – Business Objects (Nasdaq: BOBJ; Euronext Paris ISIN code FR0004026250 – BOB) announced that today the Securities and Exchange Commission notified the Company by means of a Wells notice that it intends to recommend to the Commission that a civil action be initiated against Business Objects alleging that the Company violated provisions of the Securities and Exchange Act of 1934 relating to periodic reporting requirements. The Company had previously disclosed the staff’s informal inquiry.

The Company believes that the staff’s inquiry addresses the fact that the Company does not disclose its backlog of unshipped orders, and that the inquiry does not involve revenue recognition issues. The Company believes its disclosures are compliant with the security laws and are consistent with industry and general practice with respect to disclosing backlog.

The proposed action would not assert claims under the anti-fraud provisions of the securities laws. None of the Company’s officers or directors would be named as defendants in the matter.

The Company will be given an opportunity to submit a written response to this Wells notice. The Company intends to vigorously defend its position in this matter.

About Business Objects
Business Objects is the world’s leading business intelligence (BI) software company. Business Objects enables organizations to track, understand, and manage enterprise performance. The company’s solutions leverage the information that is stored in an array of corporate databases, enterprise resource planning (ERP), and customer relationship management (CRM) systems. Popular uses of BI include enterprise reporting, management dashboards and scorecards, customer intelligence applications, financial reporting, and both customer and partner extranets. These solutions enable companies to gain visibility into their business, acquire and retain profitable customers, reduce costs, optimize the supply chain, increase productivity, and improve financial performance.

In December 2003, Business Objects completed the acquisition of Crystal Decisions, the leader in enterprise reporting. The combined product line includes software for reporting, query and analysis, performance management, analytic applications, and data integration. In addition, Business Objects offers consulting and education services to help customers effectively deploy their business intelligence projects.

Business Objects has more than 24,000 customers in over 80 countries. The company’s stock is traded under the ticker symbols NASDAQ: BOBJ and Euronext Paris (ISIN: FR0004026250 — BOB). It is included in the SBF 120 and IT CAC 50 French stock market indexes. Business Objects can be reached at 408-953-6000 and www.businessobjects.com

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